 Ex. 99.28(p)(4)

MARKET ABUSE AND INSIDER DEALING POLICY

BAILLIE GIFFORD COMPLIANCE MANUAL

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Index of Updates	4
1. Introduction	6
1.1. Application	6
1.2. Scope	6
1.3. Penalties	6
2. Background Information	6
2.1. Market Abuse Regulation	6
2.2. FCA Principles	7
2.3. Civil and Criminal Offences	8
3. Definitions	8
3.1. Dealing on a regulated market	8
3.2. Securities	8
3.3. Financial Instruments	8
3.5. Making information public	9
3.6. Behaviour	10
3.7. Qualifying Investments	10
4. What constitutes Market Abuse & Insider Dealing?	10
4.1. Market Abuse Behaviours	10
4.2. Relationship between Market Abuse, the Law and the Regulations	11
4.3. Suspicious Transaction Reporting	11
4.4. Market Soundings / Pre-soundings	12
4.5. Cold Shouldering	12
5. Firm and Personal Responsibilities	12
5.1. Firm Responsibilities	12
5.2. Personal Responsibilities	13
5.3. Inside Information	13
5.4. Price Sensitive Information	15
5.5. Public Information	15
5.6. External Research	16
5.7. Rumours Policy	16
5.8. External Board/Committee Appointments	17
5.9. Defences	18
5.10. Suspicious Transactions	18
6. Specialist Regimes	19
6.1. Investment Trusts	19
6.2. Holdings in clients/joint venture partners	19
7. Key Controls	20
7.1. Insider Lists/Notification of being made inside	20
7.2. Advice	20
7.3. Monitoring	20

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7.4. Research Library Restricted Access	20
7.5. Training	21
7.6. Suspicious Transaction Reporting	21
8. Appendix 1 – Baillie Gifford Inside Information Procedures	22
9. Appendix 2 – Examples of information which may be deemed to constitute inside information	23
10. Appendix 3 - Suspicious Transaction Reporting Form	24
11. Appendix 4 – Dealing when in possession of material non-public information (exceptional circumstances)	25
11.1. Introduction	25
11.2. General Principles	25
11.3. UK Position	25
11.4. US Position	26
11.5. Baillie Gifford Policy	26

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Index of Updates

Date	Reason for change	Material Change	Regulatory Requirement
November 2017	Minor housekeeping updates and a change in name from Market Abuse and Insider Dealing Manual to Market Abuse and Insider Dealing Policy.	No	No
May 2018	Minor housekeeping updates to sections 2 and 6.	No	No
September 2018	Change of department name: Dealing Department is now known as Trading Department.	No	No
May 2019	Housekeeping updates and update to Market Abuse cases in the Appendices	No	No
August 2019	Amended Compliance contact for MNPI queries/reports	No	No
March 2020	Section 4.4 updated to show Compliance new mechanistic approach to market soundings. Record keeping increased to include details of why we believe we are inside and how we have been cleansed as well as a list of individuals who have access to the inside information (separate to 1 in all in policy)	Yes	Yes (record keeping only)
May 2020	Annual review - no changes	No	No
December 2020	Changes made to section 7.4 Research Library Restricted Access. Wording updated from “unlisted” to “private company”.	No	No
May 2021

The following non-material updates were made as a result of the annual policy review:

●     Clarification added to section 5.3.4 around the concept of ‘need to know’ and the requirement to not share MNPI within insider notification emails.

●     New External Board/Committee Appointments section added to signpost the outside business disclosure and permission requirements for investor positions outlined with the Code of Ethics Policy.

●     Case Study Appendices removed as these will be added to a new Market Abuse section on the Compliance Exchange Page.

		No	No
April 2022	Amendment to policy (2.1 Market Abuse Regulation and 3.1 Dealing on a regulated market) following the UK departure from the EU on 31 January 2020 (Brexit).	No	No
May 2022	Annual review – Changes include new External Research Services section added within the Firm and Personal Responsibilities section of the policy. This new section formalises the requirement for Investors to refer new potentially higher risk external research providers to Legal and Compliance for due diligence purposes.	No	No

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1.	Introduction

1.1.	Application

The Market Abuse regime is wider than the criminal and civil regime of insider dealing and applies to:

●	All persons whether or not authorised;

●	to both on and off market behaviour; and
●	Insider dealing whether or not there was knowledge that the individual was an insider.

1.2.	Scope

This Policy applies to the following:-

●	All employees of Baillie Gifford entities
●	Partners
●	Fixed term, temporary and agency staff
●	Interns and summer students
●	Secondees
●	Individuals providing services via Personal Service Companies
●	Contractors (with systems access)
●	Non-Executive Directors of Baillie Gifford Group Companies

It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group and in particular UK FCA and US SEC requirements.

The Policy is designed to provide staff with an understanding of what constitutes Market Abuse and Insider Dealing;

a)	their personal responsibilities;

b)	how the requirements impact specialist regimes; and

c)	detailed procedures which should be followed in respect of inside information.

1.3.	Penalties

The FCA and SEC adopt strict enforcement policies and have various powers at their disposal. Formal investigations will result in penalties being imposed on staff and firms where Market Abuse or Insider Dealing is committed. These penalties can be of a criminal, civil or regulatory nature.

2.	Background Information

2.1.	Market Abuse Regulation

UK and EU Framework

Following a review of the 2004 Market Abuse Directive (‘MAD’), prompted by the 2007 financial crisis, new harmonising measures in the form of an EU regulation on Market Abuse (‘MAR’) was introduced. MAR has a direct effect in all EU member states, including the UK, and came into force on the 3 July 2016.

Since 01 January 2021, following Brexit, two Market Abuse Regimes have been formed, the EU Market Abuse Regulation (EU MAR) and a new UK Market Abuse Regime (UK MAR). Changes to the EU MAR were made by the Market Abuse Exit Regulations 2019 and amended by FCA 2019/45, the UK MAR were amended by FCA 2019/23.

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The UK MAR is similar to the EU MAR and has been designed to ensure that UK markets and financial instruments continue to be subject to the same requirements as under EU MAR. The rules on market abuse are designed to ensure market integrity and investor protection, enhancing the attractiveness of securities markets for capital raising.

MAR was implemented by the FCA who are also responsible for policing the regulation in the UK. Preventing, detecting and punishing market abuse is a high priority for the FCA and is key to fulfilling their three statutory objectives of protecting consumers, enhancing market integrity and promoting competition.

US Framework

The US federal securities laws will apply to any transaction or activity that uses “the mails or any means or instrumentality of interstate commerce.” As a practical matter, this jurisdictional reach is broad enough to cover almost any trading activity of BGO with a US touch point. Once this jurisdictional test has been satisfied, the principal sources of the US market abuse and insider dealing (or “insider trading”) regime are as follows:

1.	Section 9 of the Securities Exchange Act of 1934 (the “1934 Act”), which specifically prohibits market manipulation.

2.	Rule 10b-5 under the 1934 Act, which broadly prohibits fraudulent acts and schemes and material misstatements in connection with transactions in securities. Rule 10b-5 is the source of most US law governing insider trading but is also routinely invoked alongside Section 9 in cases brought for unlawful market manipulation.

3.	Rule 10b-21 and Regulation SHO under the 1934 Act, which prohibit certain kinds of short-selling.

4.	Rule 14e-3 and Section 16(b) under the 1934 Act, which target insider trading in specific contexts: in connection with tender offers and when an executive trades in the securities of her own company, respectively.

5.	Commodities Futures Trading Commission (“CFTC”) Rule 180.1, which is virtually identical to Section 10(b) of the 1934 Act, and which the CFTC has interpreted as similar in scope to Rule 10b-5. This makes the market manipulation and insider dealing regime for commodities similar to that governing securities.

In general, US law governing insider dealing is narrower than UK/EU law. Where the standards of conduct differ, Baillie Gifford holds its employees to the higher standard. Thus, in most cases UK/EU principles will govern restrictions targeting insider dealing. However, since there may be some cases where US principles would prohibit a transaction that might be permitted under the UK/EU regime, and because it is helpful for individuals covered by this policy to understand the concepts underlying relevant US law, this policy also incorporates US principles.

2.2.	FCA Principles

Reflecting these statutory objectives under the UK and EU framework, the FCA drives the 11 Principles for Business which are a general statement of the fundamental obligations of firms under the regulatory systems. These overarching regulatory obligations are then supported by more detailed rules and guidance. In the context of Market Abuse and Insider Dealing, the following Principles are particularly relevant: -

Principle 1 – Integrity	A firm must conduct its business with integrity
Principle 2 – Skill, Care & Diligence	A firm must conduct its business with due, skill care and diligence
Principle 3 – Management & Control	A firm must take reasonable care to organize and control its affairs responsibly and effectively, with adequate risk management systems
Principle 5 – Market Conduct	A firm must observe proper standards of market conduct.
Principle 6 - Customers Interests	A firm must pay due regard to the interests of its customers and treat them fairly.

These principles largely align with best practices for investment advisers under US law, which arise primarily out of Section 206 under the Investment Advisers Act of 1940, which courts have interpreted as imposing a fiduciary duty on investment advisers to act in the best interests of their clients, and Section 204A, which requires registered investment advisers to establish and maintain a written code of ethics.

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2.3.	Civil and Criminal Offences

Market abuse and manipulation are covered by both a civil and a criminal regime and offenses can be pursued under criminal or civil regimes or both. The civil regime is contained in the Financial Services and Markets Act 2000 and MAR. MAR is supported by a Directive on Criminal Sanctions for Market Abuse; however, the UK has opted out of this regime. As a result, criminal offenses relating to market abuse are covered by domestic UK law contained in the Criminal Justice Act 1993 and the Financial Services Act 2012. The Criminal Justice Act 1993 deals with the offence of insider dealing and the Financial Services Act 2012 deals with market manipulation offences.

Firms which are regulated by the FCA or are members of relevant exchanges are subject to the FCA and exchange rules respectively. The FCA has the power to fine and remove permission of firms and individuals and exchanges have the power to expel members.

The purpose of this policy is to provide a summary of the law relating to Market Abuse. Although the factors that constitute the offence are less likely to arise in Baillie Gifford as our main business is fund management, all parties in section 1.2 must be aware of the rules and of actions that could amount to Market Abuse as the offence is also relevant in relation to your own personal dealing as much as it is to your conduct whilst working for Baillie Gifford.

3.	Definitions

There are a number of specific terms which are usually referred to, when discussing Market Abuse and insider dealing. Detailed below are the most commonly used terms and their definitions. For ease of reference, these defined terms are highlighted in italics, throughout this policy.

3.1.	Dealing on a regulated market

You should assume that any transaction which is made on any stock exchange throughout the world including over-the-counter markets or where you employ a stockbroker, or any other professional intermediary is subject to EU MAR / UK MAR or its equivalent. This is particularly the case with markets in other EU countries governed by EU MAR which is subject to similar regulations governing market abuse as in the UK (UK MAR).

Any transaction in securities conducted on a US exchange, with a US counterparty or through a US-based broker or dealer will likely be subject to the US federal securities laws governing market abuse and insider dealing.

3.2.	Securities

For practical purposes ’Securities’ include any stock, shares, bonds, depository receipts, options, warrants, futures and contracts for differences in which anybody intends to deal whether publicly or privately in any country of the world. The definition includes securities and bonds issued by governments and other public or quasi-governmental bodies as well as those issued by companies.

3.3.	Financial Instruments

‘Financial Instrument’ includes transferrable securities, money market instruments, units in collective investment undertakings, options, futures, swaps, forward rate agreements, commodity derivatives, derivative instruments for the transfer of credit risk, contracts for differences and any other derivative contract.

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3.4.	Inside Information

‘Inside information’ means information which:

a)	relates to particular financial instruments or to particular issuers of financial instruments AND NOT to financial instruments generally or to issuers of financial instruments generally;

b)	is of a precise nature;

c)	has not been made public; and

d)	if it were made public would be likely to have a significant effect on the price of any financial instruments.

Such financial instruments are ’price-affected’ and inside information is ’price-sensitive information’ in relation to financial instruments.

Under US law, “inside information” is commonly referred to as “material non-public information” or “MNPI.”

Insider

A person is an ’insider ‘if he/she has information as a result of:.

a)	being a member of the administrative, management or supervisory bodies of the issuer or market participant;

b)	having a holding in the capital of the issuer or market participant

c)	having access to the information through the exercise of an employment, profession or duties; or

d)	being involved in criminal activities

An ‘insider’ is also any person who possesses inside information under circumstances other than those referred to above where that person knows or ought to know that it is inside information. A person is also an insider if the direct or indirect source of his/her information is an insider. This makes such a person a ’Tippee’.

Similarly, under US law a person can be made a “constructive insider,” and therefore treated as an insider, by virtue of her relationship to a company. These situations arise where the person legitimately receives confidential information from a company in the course of providing services to the company, e.g. by working as a consultant or professional adviser to the company.

Unlike UK law, however, US law governing insider dealing is grounded in the concept of fiduciary duty. In general, insider dealing is unlawful when an individual trades on material non-public information in breach of a duty to the source of the information or when the information has been misappropriated. In general, this framework prohibits a narrower range of transactions than would be prohibited under the UK/EU framework. However, in cases where a transaction may be permitted under UK/EU law, persons subject to this policy should consider whether the information has been appropriated, or if trading on the information would be in breach of a duty not to trade or to keep the information confidential.

3.5.	Making information public

There are four circumstances in which information has been ’made public’ and therefore is not classified as inside information. They are: -

a)	if the information has been published in accordance with the rules of a regulated market for the purpose of informing investors or their professional advisers;

b)	if the information is contained in records which by law are available for inspection by the public;

c)	if the information can be readily acquired by people likely to deal (i) in financial instruments to which the information relates or (ii) in the financial instruments of an issuer to which it relates; or

d)	if the information is derived from information which has been made public.

In addition, information may be treated as made public even though:

a)	it can be acquired only by persons exercising diligence or expertise;

b)	it is communicated to a section of the public and not to the public at large;

c)	it can be acquired only by observation;

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d)	it is communicated only on payment of a fee; or

e)	it is published only outside the United Kingdom.

It is important to remember that information obtained via your own personal or business networks (including social media), Independent Research Groups or Expert Network Services may not be public information.

3.6.	Behaviour

Action (or inaction) by any person (acting alone, jointly or in concert with others), including making statements, arranging, managing, advising or dealing, whether or not there was an intention to commit market abuse.

3.7.	Qualifying Investments

Transferable financial instruments (including shares and bonds), money market instruments, units in collective investment undertakings, options, futures, swaps, forward rate agreements, commodity derivatives, derivative instruments for the transfer of credit risk, contracts for differences and any other instrument admitted to trading on a regulated market in the European Union and the UK.

4.	What constitutes Market Abuse & Insider Dealing?

4.1.	Market Abuse Behaviours

Market abuse is a concept that encompasses unlawful behaviour in the financial markets and should be understood to consist of insider dealing, unlawful disclosure of inside information and market manipulation.

Insider Dealing:
Where an insider deals, attempts to deal, or recommends that another person deals on the basis of inside information. The use of inside information to cancel or amend an existing trade is also considered insider dealing.

Front Running:

Where an individual trades with advance knowledge of a specific market order in a financial instrument for a client and earns a profit by placing an order for their own account in advance of the client's larger order.

Unlawful disclosure of inside information:
Where an insider discloses inside information to another person other than in the proper course of the exercise of his employment, profession or duties. This is also known as ’tipping off’.

Market Manipulation:
Where behaviour is likely to give a false or misleading impression of the supply/demand/price of a financial instrument or is likely to secure the price of a financial instrument at an abnormal or artificial level;

Where behaviour consists of effecting transactions or orders to trade which employ fictitious methods or any other form of deception or contrivance (in the US these are commonly known as “wash sales” or “matched orders”);

Disseminating information through the media, including the internet, or by any other means which is likely to give false or misleading signals as to the supply/demand/price of a financial instrument by a person who knew, or ought to have known, that the information was false or misleading;

Transmitting false or misleading information in relation to a benchmark where the person who made the transmission knew, or ought to have known, that it was false or misleading or any other behaviour which manipulates the calculation of a benchmark;

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The buying or selling of financial instruments, at the opening or closing of the market (sometimes called “marking the close”), which has or is likely to have the effect of misleading investors acting on the basis of the prices displayed;

The placing of orders or cancellation of orders by electronic means (such as algorithmic and high-frequency trading) which results in a disruption or delay in the functioning of the trading system of the venue, makes it more difficult for genuine orders to be identified or creates a false or misleading impression of the supply/demand/price of a financial instrument; and

Voicing an opinion in the media about a financial instrument while having previously taken positions on that financial instrument and profiting as a result without having simultaneously disclosed that conflict of interest to the public in a proper and effective way.

US law also prohibits short sales under certain specific circumstances. Given the nature of our investment strategies, short selling is currently not used on behalf of client accounts. It is Baillie Gifford’s policy that the Compliance Department should be consulted before engaging in any short sale for a client account.

4.2.	Relationship between Market Abuse, the Law and the Regulations

Under CJA 1993 the offence of insider dealing is committed where an individual who has information as an insider, deals in price-affected financial instruments on a regulated market, or where the person dealing relies on a professional intermediary, or is himself acting as a professional intermediary.

An individual who has information as an insider is also guilty of insider dealing if he encourages another person to deal in price-affected financial instruments (whether or not that other person knows that they are price-affected); or if he discloses the information to another person otherwise than in the proper performance of the functions of his employment, office or profession.

CJA 1993 lists a number of defences to a charge of insider dealing. The most important defence from our point of view is that an individual would have dealt while in possession of inside information even if he had not had the information in question.

It is important to note where it is established that a person has dealt while in possession of inside information, the use of the inside information may be presumed by the regulator and the burden of proof is on you to establish that you have not taken unfair advantage of the benefit of inside information. It is also important to note that, generally the above defence is not available under US law. Under Rule 10b5-1, a person who transacts in a security while aware of inside information is deemed to have traded “on the basis of” that information, subject to limited exemptions for pre-arranged trading plans.

It is also important to note that while the CJA 1993 limits insider dealing to circumstances in which a person deals, MAR also covers scenarios in which a person attempts to deal or acts on the basis of inside information to cancel or amend an order.

In all cases where there is any suspicion of either Market Abuse or insider dealing it is a requirement that you escalate the concern to the Compliance Department via the email group MNPIQueryGroup@bailliegifford.com.

4.3.	Suspicious Transaction Reporting

MAR obligates any person professionally arranging or executing transactions to establish and maintain effective arrangements, systems and procedures to detect and report suspicious orders and transactions. Baillie Gifford conduct regular monitoring using Transaction Cost Analysis systems to identify any suspicious transactions. More information on suspicious transactions can be found in section 5.8 and the information required when making a transaction report is set out in section 11.2.

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4.4.	Market Soundings / Pre-soundings

Under the Market Abuse Regulation (MAR), brokers have certain obligations that require them to keep records of individuals that they ‘sound out’ whether or not such soundings include the disclosure of inside information and in circumstances where such soundings are declined.

On the basis that Baillie Gifford adopt a ‘one in all in’ policy and Investors are trained to identify MNPI, we do not consider it necessary for the Compliance Department to act as a formal gatekeeper contact point and believe Investors are best placed to assess whether they wish to be brought ‘over the wall’ and continue as the natural point of contact for their broker contacts.

In the event that brokers contact the Trading Desk in the first instance with a potential market sounding, Traders can refer these to Compliance Department to act as the initial contact point filter in these instances to assess the information.

Market Soundings received by Compliance will follow a standardised mechanistic approach as follows:

●	If BG is an existing holder and the inside period is likely to be less than 1 week, Compliance will automatically take the stock name, make BG inside and forward the enquiry onto the relevant investment teams for consideration.

●	If BG is an existing holder and the inside period is likely to be greater than 1 week, Compliance will not take the stock name and will identify relevant teams based on limited information such as stock sector. It will then be up to relevant investors to decide whether to participate in the market sounding.

●	If BG is not an existing holder, Compliance will not take the stock name and will identify relevant teams based on limited information such as stock sector. It will then be up to relevant investors to decide whether to participate in the market sounding

What procedures should investors follow?

For market soundings received direct (i.e. not via Compliance) investors can continue to follow whichever approach they feel is appropriate. They may wish to adopt the same standardised mechanistic approach as Compliance; however, this will be optional. The Market Abuse and Insider Dealing Policy will continue to apply.

4.5.	Cold Shouldering

Cold-shouldering is the most severe form of sanction available to a Takeover Panel. A Cold Shoulder Order prohibits a person from dealing, directly or indirectly in financial markets. The effect of a cold-shoulder order is that no regulated entity or professional adviser may act for the individuals concerned on any relevant financial transactions.

Details of all Cold Shoulder Orders currently in issue are maintained in a separate Cold Shoulder Order Matrix for each relevant jurisdiction.

5.	Firm and Personal Responsibilities

5.1.	Firm Responsibilities

Under Principle 3, Baillie Gifford’s senior management have a responsibility to take reasonable care to organise and control the firm’s affairs responsibly and effectively, with adequate risk management systems to prevent the occurrence of Market Abuse and Insider Dealing and to ensure that these operate effectively on a day to day basis. This will include adequate systems and controls.

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5.2.	Personal Responsibilities

Appendix 1 sets out the procedures which you should follow with regard to the effective operation of this Policy. To assist you, we have set out in Question and Answer format a number of key aspects of these procedures in the Market Abuse and Insider Dealing FAQs document.

5.3.	Inside Information

5.3.1.	What is inside information?

Inside information is information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. For persons charged with the execution of orders concerning financial instruments, it also means information conveyed by a client and relating to the client’s pending orders in financial instruments, which is of a precise nature, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments, the price of related spot commodity contracts, or on the price of related derivative financial instruments.

Inside information may take the form of information about:

-	better or worse than expected profits;

-	higher or lower than expected dividend;

-	possible or intended take-over; or

-	important contracts gained or lost

The information must refer to particular financial instruments or to a particular issuer or to a particular issuers of financial instruments and not to financial instruments or issuers of financial instruments generally;

The information must be of a precise nature. The implication of information being precise is that it is exact.

Further examples are given in Appendix 2.

It is expected that in the normal course of business, members of staff will receive inside information and thus become ‘insiders’. However, ‘insiders’ must ensure that they follow the appropriate firm procedures as detailed in this policy.

Note that under US law, the prohibition on trading on the basis of material non-public information applies when there has been a breach of a duty to the source of the information. For this reason, individuals should be especially sensitive to cases where they have received any information through a relationship of trust or confidence with the source of the information, including, but not limited to, cases where they are subject to confidentiality agreement. A “relationship of trust or confidence” will exist wherever there is a history of individuals sharing confidences, such that the recipient of information knows or should know that the person communicating the information expects it will be kept confidential.

5.3.2.	How would I obtain inside information?

Inside Information can be obtained directly or indirectly from somebody who has it. This could be a director, employee, shareholder or external supplier or customer of the issuer of financial instruments. By the time inside information reaches Baillie Gifford, it may have passed through more than one person rather than have come directly from the original insider;

Another source of inside information may be somebody who has no direct contact with the company to which the information applies. For example, if a director of Airline A knows that it has decided to give up routes where Airline B is the only competitor, and that therefore Airline B is very likely to acquire a monopoly of these routes, he becomes an insider with regard to Airline B as well as Airline A.

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Inside information may also be obtained from your own personal or business networks (including social media), Independent Research Groups or Expert Network Services. Expert Network Services are loosely defined as companies which put investors and advisors in contact with networks of industry experts to assist with professional research.

Care must be taken to ensure that all information obtained through any source is not inside information as previously described in section 3.4.

If you suspect you have received information which is inside information through an Expert Network Service, an independent research service or any other source, the normal insider dealing procedures should be followed as described in section 5.3.4.

5.3.3.	In what circumstances would I be made an insider?

The most likely circumstances in which we would be put in the position of an insider are;

-	In a conversation, either on the telephone, face-to-face or by e-mail with a broker, analyst, Independent Research Group or an expert referred by an Expert Network Service;

-	In a conversation with a director or employee of a company;

-	One-on-one meeting between company management and ourselves;

-	Meeting between management and a small number of institutional investors, including ourselves; or

-	Informal conversations during a chance meeting with a company director or employee at a social event.

Baillie Gifford may also become a corporate insider under US law in cases where it owns, on behalf of a client account, more than 10% of any class of a publicly traded issuer’s equity securities. Due to the strict disclosure requirements applicable to such holdings, the Compliance Department should be contacted before the 10% threshold is exceeded for any issuer whose securities are traded on a US exchange.

5.3.4.	What happens if I become an insider?

If you become an ‘insider’:

It is most likely that you will become a ‘Tippee’. A ‘Tippee’ is a person who receives inside information directly or indirectly from somebody who has it;

You and Baillie Gifford are forbidden to deal in a particular financial instrument, or in particular financial instruments of that particular issuer or issuers of such financial instrument(s).

All financial instruments which are affected must be placed on our insider list by sending the ‘Insider Notification’ email group (InsiderNotification@bailliegifford.com) an email entitled ‘Inside on [name of the financial instrument]’ which will facilitate the setting up of a restriction in the Front Office System by the Mandate Compliance team. When the information becomes public and we are cleansed the same email group should be informed by an email entitled ‘No longer inside on [name of the financial instrument]’.

Any current or pending orders in the financial instrument must be immediately withdrawn. The only exception to this policy of no dealing when ‘inside’ on a financial instrument is our “Dealing when in possession of Material Non-Public Information- exceptional circumstances” policy detailed in Appendix 5.

When you become an ‘insider’, the entire firm will be deemed to be ‘insiders’. In spite of this, please ensure that you limit the sharing of MNPI only to investment desks/strategies that require the information for investment decision making purposes and Compliance for record keeping purposes (see Appendix 5). Emails sent to the ‘Insider Notification’ should not include the MNPI.

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5.3.5.	Key rules applied by Departments

It is Baillie Gifford’s general policy not to seek material, non-public information from any source. You must not seek material non-public information or information you reasonably believe would violate a confidentiality obligation or any other duty of care from any source.

Meetings and communications with Experts who have been introduced through Expert Network Services should only be undertaken by members of the investment team who have received the appropriate insider dealing awareness training.

Investment decision making is team based, you must be able to provide rationale for your decisions to peer groups and clients.

If you receive any inside information you must declare yourself an insider which will in turn deem the entire firm as insiders and prohibit dealing in the particular financial instrument.

5.4.	Price Sensitive Information

5.4.1.	What should I do if I think I have information that is price sensitive?

Consider whether the prices of the financial instruments concerned would be significantly different if the information had been made public.

Determining whether unpublished information is price sensitive is a matter of judgement and experience.

If you are in any doubt about whether unpublished information which you have about a financial instrument or a company is price sensitive, do not deal in the relevant financial instrument(s) and ask for advice from the Compliance Department.

5.5.	Public Information

5.5.1.	What is public information?

Examples of information which has been made public include:

-	Information which has been published by the news service of the Stock Exchange on which the relevant financial instruments are dealt;

-	Information contained in annual and half-yearly reports;

-	Information in the hands of market-makers or ’the market’ generally;

-	Information which has been derived or deduced, probably by a skilful and experienced analyst or observer, from information which has been made public; or

-	Information which has been reported in national newspapers or publicly available websites (websites which require you to log on may not be considered publicly available).

5.5.2.	In what circumstances can information which has not been made public be treated as if it had been?

If enough investors and market participants are aware of the information; and

It has already affected the price of the relevant financial instruments to the full extent by which it is likely to affect the price.

5.5.3.	What should I do if I am not sure whether information is public?

If the information emanates from the company concerned or an expert from an Expert Network Service, and it is not clear that it is in the public domain, you should do the following:

-	contact the individual who made us inside and request confirmation that the information has been made public;

-	the ultimate source of the information should be established and a common-sense judgement made as to whether or not it may be treated as having been made public;

-	check the position either directly with the company itself or indirectly with it through a broker;

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-	if it turns out that the information is not in the public domain, or there is any doubt, encourage the company to make it public emphasising its legal obligation to do so;

-	you and Baillie Gifford must not deal in financial instruments affected by this information until it is clear that it has been made public; and

-	if there is any doubt about the status of information you should consult the Compliance Department.

Any current or pending orders in the financial instrument must be withdrawn until it is clear that the information has been made public. The only exception to this policy of no dealing when ‘inside’ on a financial instrument is our “Dealing when in possession of Material Non-Public Information- exceptional circumstances” policy detailed in Appendix 5.

5.6.	External Research

As part of the investment research process at Baillie Gifford, Investors have the autonomy to use a variety of external research sources including broker research, independent research services (firms or individuals), expert networks and academic relationships.  To understand and manage the risk of receiving inside information, it is important that the Compliance and Legal department are aware of the external research sources used. This is particularly important for the following external research types:

●	Expert Network Services
●	Independent Research Services (firms or individuals) providing a bespoke service to Baillie Gifford Investors and/or performing regulated activities in specific jurisdictions.

Compliance and Legal department awareness of these services will ensure that due diligence can be conducted, appropriate Market Abuse and Conflicts of Interest protective measures can be implemented (if required), and advice provided to the Investors involved. Please notify Compliance and Legal through either referral of the proposed contractual terms to the Legal – Contracts & IMAs team.  When setting up a new research agreement, please also notify the Investor Access, Projects & Support team at researchrelationships@bailliegifford.com to assist with record keeping and co-ordination.

5.7.	Rumours Policy

The flow of information, when communicated responsibly, is an essential element of efficient markets. Rumours form a part of that, but they must be handled carefully. In our interactions with brokers and other market participants, we will be potential recipients of rumours, specific guidance on handling these is set out as follows.

5.7.1.	What do we mean when we refer to the term rumour?

By rumour, we mean information that is circulated purporting to be fact, but which has not yet been verified. A statement is unlikely to be considered a rumour if it is clearly an expression of an individual’s or firm’s opinion, such as an analyst’s view of the prospects of a company.

5.7.2.	What constitutes a rumour with market manipulation?

Typically, the practices that are likely to come under suspicion or investigation in relation to Market Abuse, in the context of rumour, include:

“pump and dump” (taking a long position and maliciously spreading unfounded information with a view to increasing the share price)

“trash and cash” (taking a short position and maliciously spreading unfounded information with a view to driving down the share price)

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“Dissemination” (Knowingly spreading false or misleading information through the media e.g. Internet bulletin boards)

“Misleading behaviour” (Knowingly spreading misleading information, and then dealing on that false or misleading information.)

5.7.3.	How do I determine if opinion has become unacceptable Market Rumour?

Market sentiment and opinion represents a significant and mostly legitimate element in the day-to-day movement of financial instruments and indices. The key to discriminating between what is generally acceptable and abusive market practice in this context is in the underlying intention or behaviour behind a rumour. Market participants will be judged in these matters according to the following standards:

a)	Is the behaviour likely to give a false or misleading impression as to the supply of, demand for or price of a Qualifying Investment;

b)	Would the behaviour be, or is it likely to be, regarded as behaviour that would distort, or would be likely to distort, the market in such an investment; and,

c)	Is the behaviour likely to be regarded as failure (or recklessness) on the part of the person concerned to observe the standard of behaviour reasonably expected of a person in his position in relation to the market?

5.7.4.	What should you do if you suspect you are in possession of a rumour?

If you suspect that a rumour coming into your possession constitutes either an attempt to mislead the market, or genuine and specific information that the market would react to if made public, or you have been made party to a rumour or communication that may have been intended to mislead, and/or distort the market before doing anything else you must follow these guidelines:

1)	Inform the Head of your Department (whom failing an investment Partner) and Compliance Department via the email group MNPIQueryGroup@bailliegifford.com without delay making a confidential written record of:

-	How you received the information or rumour (telephone, email, informal contact, etc);

-	Date and time you received it;

-	Name of the individual and/or entity responsible for the communication;

-	A summary of the details of the information or rumour as communicated to you; and

-	Any aspect of the communication that you find unusual and/or has led you to be suspicious in relation to possible Market Abuse.

2)	Do not discuss the matter with anyone else unless instructed to do so;

3)	In no way should you attempt to pass, spread, publicise or otherwise disseminate a suspicious communication or rumour to any other market participant;

4)	Do not engage in any transaction, advice or recommendation for yourself, the Firm or any client of the Firm, on the basis of the communication or rumour;

5)	Do not transact in any financial instrument or investment that is the basis of a reported communication or rumour; and

6)	Place the investment on the firm’s Restriction List.

5.8.	External Board/Committee Appointments

From time to time, Investors or other relevant Baillie Gifford staff may be invited to take a role linked to public or private companies in which our clients have a significant shareholding interest. Such invitations are often made to the largest shareholders. This type of opportunity is in alignment with our long-term investment approach and our stewardship policy for greater engagement with our investee companies on corporate governance, long term incentives and performance matters. It can potentially increase returns for our clients, help build Baillie Gifford’s brand and could be an area where we can take a lead over the industry and ultimately make Baillie Gifford better investors. There is, however, an increased risk of Baillie Gifford receiving MNPI on these companies. Whilst the standard MNPI procedures apply as normal, Investors should remain extra vigilant to the inadvertent receipt of MNPI and flag any concerns to the MNPIQueryGroup@bailliegifford.com secure mailbox. In addition, Compliance will introduce additional oversight checks for positions deemed to be higher risk.

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All External Board/Committee appointments are subject to prior approval. Please see section 3.4.3 of the Code of Ethics for further details of the referral and assessment process that should be followed before proceeding with such positions.

5.9.	Defences

5.9.1.	Are there any defences against market abuse?

A number of defences and safe harbours exist in respect of Market Abuse and Insider Dealing. However, great care must be taken in relying upon any of these defences or safe harbours. If you are in any doubt as to whether information in your possession is inside information, immediately contact your Head of your Department (whom failing an investment Partner) and Compliance Department via the email group MNPIQueryGroup@bailliegifford.com

5.10.	Suspicious Transactions

5.10.1.	What is a Suspicious Transactions?

Possible indications of Suspicious Transactions are:

-	There is unusual trading in the shares of a company before the announcement of price sensitive information relating to the company;

-	An employee's own account transaction is timed just before clients' transactions and related orders in the same financial instrument;

-	An order will, because of its size in relation to the market in that financial instrument, clearly have a significant impact on the supply of or demand for or the price or value of the financial instrument, especially an order of this kind to be executed near to a reference point during the trading day – e.g. near the close.

-	A transaction appears to be seeking to modify the valuation of a position while not decreasing/increasing the size of that position;

-	A transaction appears to be seeking to bypass the trading safeguards of the market (e.g. as regards volume limits; bid/offer spread parameters; etc).

-	A client opens an account and immediately gives an order to conduct a significant transaction or, in the case of a wholesale client, an unexpectedly large or unusual order, in a particular financial instrument – especially if the client is insistent that the order is carried out very urgently or must be conducted before a particular time specified by the client;

-	A transaction is significantly out of line with the client's previous investment behaviour;

-	A client specifically requests immediate execution of an order regardless of the price at which the order would be executed.

5.10.2.	What do I do if I identify a Suspicious Transaction?

Where a suspicious transaction is identified, a report including the information detailed in Appendix 4, must be sent immediately to the Director of Compliance. The report should include as much information as possible about the transaction and the reason for the suspicion.

If there is any doubt about whether a transaction could be suspicious, guidance should be sought from the Compliance Department via the email group MNPIQueryGroup@bailliegifford.com . Any decision about reporting to the FCA will be taken by the Director of Compliance.

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6.	Specialist Regimes

6.1.	Investment Trusts

6.1.1.	Insider Lists

MAR also requires issuers to maintain a list of all individuals with access to inside information. As each of the Investment Trusts is an issuer, they are required to establish and maintain relevant lists.

The Insider Lists extend to include relevant staff from the fund manager, auditors, brokers and solicitors of the Trusts as well as the Directors themselves.

The Investment Trust Department maintain the Insider List for each of the Trusts. As Fund Manager, Baillie Gifford & Co. maintains an insider list covering all members of staff. This list is maintained by the Human Resources Department.

Full details of the procedures for the maintenance of the lists are held by Investment Trust Department and copies can be obtained from the Department.

6.1.2.	Share Buy-Back Safe Harbour

Share buy-backs are a common means by which our Investment Trusts reduce the number of shares which they have in issue generally to control the discount on the trust’s price.  MAR provides an official safe harbour for share buy backs. Given the tight conditions imposed by the safe harbour, our Investment Trusts operate a share buy-back programme which falls outside the scope of the safe harbour.  This is standard market practice and the FCA are aware of the approach currently taken by the industry. The FCA have confirmed, under the previous regime, that share buybacks falling outside the safe harbour do not constitute market abuse and are not expected to change this view.

Share Buy-Back Process

The typical process that our investment trusts adopt in respect of share buy-backs is detailed as follows:

-	A proposal is submitted to shareholders, to approve the use of share buy-backs. This proposal will take the form of an annual resolution and be set out in the investment trusts annual report and accounts. This information is also communicated through the Regulatory Information Service (RIS) announcement. Very often, the Boards will communicate in their trust report and accounts how they have used share buy backs during the period and highlight the benefits that they feel the use of such powers have accrued for shareholders;

-	The outcome of the shareholder vote on these resolutions is communicated to the Regulatory Information System (RIS);

-	Baillie Gifford as manager for the investment trusts, implements share buy-back strategies in accordance with the Boards instructions. For example, if the discount moves beyond a certain margin, then action would be taken to neutralise the position.

-	The details of each share buy-back transaction are notified to the Regulatory Information System within one working day and also reported back to the Boards of the Investment Trust.

6.1.3.	Persons Discharging Managerial Responsibilities

Under MAR the Directors of the Baillie Gifford Investment Trusts fall under the definition of Persons Discharging Managerial Responsibilities (‘PDMR’). PDMRs and their connected persons are required to notify Baillie Gifford and the FCA within 3 working days after the date of a personal trade in an Investment Trust of which they are a PDMR (or connected person). PDMRs are also prohibited from dealing in specific closed periods, as such the Investment Trust Department have implemented pre-clearance procedures for all directors of Investment Trusts. Full details of the pre-clearance procedures can be obtained from the Investment Trust Department.

6.2.	Holdings in clients/joint venture partners

The decision that we are in the possession of inside information where the information relates to a company that is either a client or a joint venture partner should be taken by an investment Partner and the Compliance Department following consultation with the person who has become the insider. An investment partner should also decide whether more information is required before we can come to a final decision.

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The policy on investing in clients is that we should use normal investment criteria to decide whether to invest in clients unless there would be a high likelihood of a conflict of interest or of us being made insiders. So far the only category of client where we have determined there to be a potential conflict is the Investment Trusts, for which we are investment managers.

7.	Key Controls

7.1.	Insider Lists/Notification of being made inside

Baillie Gifford’s internal systems retain an insider list capturing all parties in section 1.2. When the firm is considered to be inside on a particular financial instrument, insider e-mails are sent to relevant staff, prohibiting any transactions in financial instruments of the issuing company. Restrictions prohibiting dealing in all related financial instruments are also entered into the Baillie Gifford Front Office System which also links into the Personal Account Dealing module of the Code of Ethics System.

7.2.	Advice

Where any member of staff needs advice on any aspect of market abuse or insider dealing, including whether he or she is in possession of inside information; or whether he or she is permitted to deal in any particular circumstances, the following should be contacted, the Compliance Department via the email group MNPIQueryGroup@bailliegifford.com and an investment Partner. Where appropriate specific legal advice will be obtained.

7.3.	Monitoring

7.3.1.	Risk Based Monitoring of Market Abuse & Insider Dealing

The Compliance Department operates an annual risk-based monitoring plan, within which a review of market abuse and insider dealing is incorporated. Monthly Surveillance tests are scheduled to review personal account and firm trading, and electronic communications. Trade surveillance tests review personal account and firm trading against Baillie Gifford’s insider notification e-mails and market data such as price and news feeds, identifying exceptions for further analysis based on pre-set tolerances. The objective of this monitoring is to ensure that no trades have been conducted in financial instruments on which Baillie Gifford were inside. The electronic communications test analyses the e-mails and bloomberg instant messaging of staff members most at risk of obtaining material non-public information. The test involves the running of specific ‘key word’ search terms over communications and analysis of the results by authorised staff in the Compliance department. The objective of this monitoring is to ensure that staff members complied with this policy when in receipt of material non-public information.

7.3.2.	Regulator Suspicious Transaction Reporting Monitoring

On an ad hoc basis, regulators issue information requests to Baillie Gifford, regarding stock decisions taken. Baillie Gifford responds detailing the rationale behind its decision to trade in the specific financial instrument.

7.4.	Research Library Restricted Access

Access to the Research Library (a central repository for research and meetings with companies) is restricted to Investment and Client Department Staff and to Staff with a business need. This is to avoid the unnecessary dissemination of information relating to pending client transactions. Reports received on private company securities in which our clients invest are restricted to teams that require access to ensure that we do not become inside on affiliated listed investments.

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7.5.	Training

All new employees receive a compliance induction which heightens awareness of the controls in place regarding Market Abuse. Ongoing Market Abuse Training is provided to relevant Baillie Gifford staff on a periodic basis. Any significant changes to the Market Abuse Policy are communicated to all parties in section 1.2 via e-mail notification or training sessions, depending on the materiality of the change.

7.6.	Suspicious Transaction Reporting

Section 4.3, 5.8 and 11.2 of this Policy contain further information on the identification, escalation and reporting of suspicious transactions. Appendix 3 details the information required when making a transaction report. The Director of Compliance is the Suspicious Transaction Reporting Officer.

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8.	Appendix 1 – Baillie Gifford Inside Information Procedures

This Appendix contains a flow diagram on Inside Information Procedures to aid staff in their understanding of Market Abuse and Insider Dealing and Baillie Gifford’s internal procedures:

Baillie Gifford Inside Information Procedures

Action to be taken whilst in possession of inside information

Employee
HoD/Partner
CD Mandate Compliance
Compliance
If you become 'inside' or believe that you may be in possession of inside information, immediately inform your Head of Dept or an Investment Partner
Determine whether or not the individual has been made 'inside'
If yes
If no
Prohibit all dealings in that specific security or securities of the same issuer
No action required
Email the insider notification group informing them that we are 'inside'
Input STOP Restriction onto FOS
Monitor Personal Account Dealing records to ensure that no dealing occurs in securities on the Insider List
If you believe you have dealt whilst in possession of 'inside' information inform your Head of Dept or an Investment Partner and the Director of Compliance
Consult with the Director of Compliance regarding action required in light of being informed that we may have dealt whilst in possession of 'inside information'
Determine action required in light of being informed that we may have dealt whilst in possession of 'inside information'
Prepare a written account of events as soon as possible after reporting the incident
Pass a copy of this documentation to the Compliance Department
Retain documentation for five years

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9.	Appendix 2 – Examples of information which may be deemed to constitute inside information

Precise, price sensitive information concerning the issuer or information which indirectly relates to the issuer of financial instruments may be deemed to be inside information.

Examples of information which may constitute inside information concerning the issuer:

-	A company restructure;

-	Changes in control;

-	Mergers, splits and spin offs;

-	Changes in share capital;

-	Decisions concerning share buy-back programmes;

-	Changes in expected earnings and losses;

-	Dividend information;

-	Capital structure changes;

-	Potential litigation;

-	Change in management or board of directors;

-	Changes in management compensation; Change in auditors;

-	Personal transactions in the company’s shares by the directors or large shareholders;

-	Insolvency of debtors;

-	Relevant change in the company’s investment policy;

-	Court decisions against the company; or

-	Re-ratings by credit agencies.

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10.	Appendix 3 - Suspicious Transaction Reporting Form

Where a suspicious transaction is identified, a report including the information below must be sent immediately to the Director of Compliance. The report should include as much information as possible about the transaction and the reason for the suspicion.

Description of the transaction(s)
Please include details of the financial instrument(s), including the ISIN code of the instrument; the market(s) concerned; the original order's entry date/time, price and size; the times and sizes of the transaction(s); the type and characteristics of the order, etc.

Reasons for suspecting that the transaction(s) might constitute insider dealing/market manipulation,

Identities of persons carrying out transaction(s) Names, address, telephone number, date of birth, account number, client identification code used by the firm, etc.

Identities of any other persons known to be involved in the transaction(s)
Names, address, telephone number, location, date of birth, relation to person carrying out transaction; position held, role played, etc.

Capacity in which the person performing the transaction(s) acts e.g. broker, underwriter, agent

Further information which may be of significance (please list any accompanying material you are supplying)

Details of the person making notification

Name of person, name of firm, position held within firm, contact details etc

Signed (Person making notification)

Dated (Date of notification)

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11.	Appendix 4 – Dealing when in possession of material non-public information (exceptional circumstances)

11.1.	Introduction

When providing discretionary investment management services to clients in an agency capacity, our policy is to commit to manage the assets in implementation of and in accordance with the terms of our investment management agreement with each client. This policy applies to our current and any future clients.

From time to time, we may come to possess material non-public information (“MNPI”) on a financial instrument, which is sometimes referred to becoming “inside” with respect to that financial instrument. This can have implications on our ability to make discretionary investment management decisions with respect to the client portfolios holding that financial instrument.

This policy is designed to address certain limited circumstances where we may be permitted to continue to implement our agreed investment strategy for a client, notwithstanding that we as a firm have MNPI on one of the financial instruments held within its portfolio or within the model portfolio to which the client is attached. In all cases, decisions to permit dealing when in possession of MNPI should be taken in consultation with Compliance, based on the facts and circumstances of each case.

11.2.General Principles

Generally avoid coming into possession of MNPI. In order to retain our investment discretion for clients in accordance with our agreements with them, we want to limit the situations in which we become restricted in a financial instrument or company due to our receipt of MNPI and also limit the length of any such restricted status.

“One in, all in” principle. In the event that we have MNPI on a financial instrument, all parties noted in section 1.2 are restricted by this, unless specific measures are taken to contain or wall off the information. We communicate to a defined distribution via the Insider Notification email grouping, and all financial instruments related to that company are entered as restricted financial instruments on our Restrictions system as a control designed to ‘fire’ a stop warning should an order be created for that issuer.

Dealing “on the basis of” inside information. If we put on a deal in a financial instrument when we possess MNPI on that financial instrument, we are presumed to be dealing on the basis of the inside information.

Exceptions to the Presumption of dealing “on the basis of” inside information. The UK and US legislative regimes have a number of defences available that could be considered in exceptional circumstances to rebut the presumption that we were dealing “on the basis of” inside information.

11.3.UK Position

The UK criminal and civil regimes have the following defences:

Part V Section 53 of the Criminal Justice Act 1993 states: “(1) An individual is not guilty of insider dealing by virtue of dealing in securities if he shows . . . (c) that he would have done what he did even if he had not had the information”.

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Recital 25 of MAR states: “Orders placed before a person possesses inside information should not be deemed to be insider dealing. However, where a person comes into possession of inside information, there should be a presumption that any subsequent change relating that information to orders placed before possession of such information, including the cancellation or amendment of an order, or an attempt to cancel or amend an order, constitutes insider dealing. That presumption could, however, be rebutted if the person establishes that he or she did not use the inside information when carrying out the transaction”.

11.4.US Position

From a US Securities Law perspective, in order to purchase or sell a financial instrument for which we possess MNPI, we will seek to comply as closely as practicable with the conditions for one of the affirmative defences under Section (c) of Rule 10b5-1 of the Exchange Act.

Section (c) creates a safe-harbour by stating that a purchase or sale is not “on the basis of” MNPI, if the person making the purchase or sale demonstrates that, before becoming aware of the information, it has met one of several conditions; those include having either (A)(1) entered into a binding contract to purchase or sell the security, or (A)(3) adopted a written plan for trading securities.

11.5.Baillie Gifford Policy

It is our understanding that the affirmative defences available under both US and UK law can be applied to investing a new client subscription in accordance with a pre-existing portfolio strategy and model, even if we are in possession of MNPI at the time the new subscription is made. Since the investment strategy and model already exist when a client makes a new subscription, fulfilling that subscription in accordance with our underlying investment management agreement and a specific portfolio strategy constitutes a trade based on both an existing “binding contract” and a “written plan” for trading securities, as required by SEC Rule 10b5-1. It is also an action that would have been taken “even if we had not had the information” and a transaction for which we “did not use the inside information when carrying out the transaction.”

Under these safe harbour defences, if we are following a client instruction and executing an order as we ordinarily would – i.e. processing a client instruction (inflow or outflow) in accordance with a “move to model” order as per previous practice with the client(s) within a strategy – then we are able to operate within the safe harbours. The conditions for the safe harbours to apply are:

No Discretion being used. We must ensure there is no discretion being applied in creating the order and we are merely processing a client instruction to invest or divest. This means that the move to model must be made pro-rata and on a timeline in accordance with ordinary procedure. If there are any changes made to weightings, the selection of financial instruments for inclusion or exclusion, or the model portfolio when we are in possession of MNPI, those changes cannot affect the relative percentage of the portfolio allocated to the specific financial instruments in which we have MNPI.

NB: Suppression (used to minimise any uneconomic dealing at insignificant size) can still be applied for ‘move to model’ cash flows in these circumstances without being deemed to be discretionary so long as the standard suppression model is applied for the relevant strategy and there is no change to the relative weight that would be given to the financial instrument that we are ‘inside’ on as a result of the suppression.

Not Material. The financial instrument affected should not form a material part of the portfolio which is being moved to model. Generally, if a financial instrument involves 5% or more of the portfolio or the model, it should be considered material absent extenuating circumstances. From a materiality perspective, there is less risk around situations where the strategies and portfolios are large (e.g. 70-100 financial instruments) rather than in cases involving more concentrated portfolios (e.g. 20-30 financial instruments) where a particular financial instrument upon which the firm has MNPI is more likely to be individually significant and more material.

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No Intent. There must at all times be no intent to take advantage of the inside information. This includes refusing to apply new subscriptions or redemptions to trade in a financial instrument when we are aware that the client ordering the subscription or redemption is in possession of MNPI for the particular financial instrument.

Consult. Please discuss the facts and circumstances with Compliance before proceeding.

Appendix 5 - Record-Keeping

Investors should be aware that any decision to trade in a financial instrument on which we possess MNPI will be identified via Compliance monitoring and could also be subject to external scrutiny from regulators. As previously noted, since the starting presumption will be that the firm has traded on the basis of any material non-public information in its possession, it is important to record a contemporaneous rationale on the relevant deal ticket to ensure an adequate audit trail exists to justify the action taken.

In addition to the Insider Log which includes names of all stocks BG hold inside information, the date BG became inside, and the date BG was no longer inside, the Compliance department retains information on the rationale as to why BG believes it is inside and no longer inside. Further, the Compliance department also maintains an Inside List, i.e. a list of those individuals who are actually in possession of the inside information. This is entirely distinct from the deeming of all personnel to be inside under the one-in-all-in model.

This Policy is current as at May 2022